Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated March 31, 2026, with respect to our audit of NS World Co. Ltd.’s financial statements as of December 31, 2025 and for the year then ended that appears in this Registration Statement on Form S-1 of Evolution Metals & Technologies Corp. Our report contained explanatory paragraphs regarding substantial doubt about NS World Co. Ltd.’s ability to continue as a going concern and regarding related party transactions.

We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ UHY LLP

New York, New York

September 8, 2026